Exhibit 10.53

VIRGIN MEDIA INC.

909 Third Avenue

New York, New York 10022

Mr. Mark Schweitzer

[Address Intentionally Omitted]

With a copy to:

[Address Intentionally Omitted]

10 December, 2009

Dear Mark,

Amendment Letter to your Employment Agreement

Reference is made to the employment agreement, dated as of September 18, 2007, between you and Virgin Media Inc., and as amended by letter agreement, dated as of November 28, 2008, and as further amended by letter agreement, dated as of July 31, 2009, between you and Virgin Media Inc. (the “Employment Agreement”).

In consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the terms of the Employment Agreement will remain in effect in all respects, except as follows:

Employment Term:	Section 2(a) shall be amended so that your contract is extended from March 31, 2010 to June 30, 2010.

Bonus:

In addition to any amount payable pursuant to Section 6(c), you shall be eligible to receive a pro rata payment pursuant to the Company’s Bonus Scheme, payable in March 2011, subject to the achievement of the relevant performance conditions and the usual terms and conditions.

This letter confirms our understanding on these matters and your Employment Agreement with the Company is amended in accordance with the foregoing.  Terms used but not defined in this letter shall have the meaning of such terms as defined in your Employment Agreement.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Yours sincerely,

VIRGIN MEDIA INC.

By:	/s/ Bryan H Hall
Name:	Bryan H Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Mark Schweitzer
Mark Schweitzer